Exhibit 5.1
[LOEB & LOEB LLP LETTERHEAD]
November 5, 2009
Real Mex Restaurants, Inc.
5660 Katella Avenue, Suite 100
Cypress, California 90630
Ladies and Gentlemen:
     We have acted as counsel to Real Mex Restaurants, Inc., a Delaware corporation (the “Company”), and to the guarantors set forth on Schedule A attached hereto (individually, a “Guarantor” and collectively, the “Guarantors”) in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the registration by the Company and the Guarantors of resales by the selling securityholders named therein of up to $13,000,000 principal amount of 14% Senior Secured Notes due 2013 of the Company (the “Securities”) and of the guarantees (the “Guarantees”) of the Guarantors with respect to the Securities. The Securities and the Guarantees were issued under an indenture (the “Indenture”) dated as of July 7, 2009, by and among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee.
     We have examined the Registration Statement, the Indenture and the form of note representing the Securities, which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate, limited liability company and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.
     In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that (1) the Indenture is the valid and legally binding obligation of the Trustee and (2) the Securities have been duly authenticated by the Trustee.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:
     1. The Securities constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

     2. The Guarantees constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.
     Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.
     We do not express any opinion herein concerning any law other than the law of (i) the State of New York and (ii) the Delaware General Corporation Law and the Delaware Limited Liability Company Act (including, in both cases, the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
     We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,
/s/ Loeb & Loeb LLP

LOEB & LOEB LLP

Schedule A
Guarantors

State of
Incorporation
Name	of Organization
Acapulco Restaurants, Inc.	Delaware
El Torito Restaurants, Inc.	Delaware
El Torito Franchising Company	Delaware
El Paso Cantina, Inc.	California
Murray Pacific	California
TARV, Inc.	California
ALA Design, Inc.	California
Acapulco Restaurant of Westwood, Inc.	California
Acapulco Restaurant of Moreno Valley, Inc.	California
Acapulco Restaurant of Ventura, Inc.	California
Acapulco Restaurant of Downey, Inc.	California
Acapulco Mark Corp.	Delaware
Real Mex Foods, Inc.	California
CKR Acquisition Corp.	Delaware
Chevys Restaurants, LLC	Delaware
RM Restaurant Holding Corp.	Delaware